Bravo Brio Restaurant Group, Inc. Issues Response to Open Letter from TAC Capital LLC

Columbus, Ohio - October 25, 2017 - Bravo Brio Restaurant Group, Inc. (NASDAQ: BBRG) (the Company) owner and operator of the BRAVO! Cucina Italiana (BRAVO!) and BRIO Tuscan Grille (BRIO) restaurant concepts, today announced that it has issued a letter in response to TAC Capital LLC’s “open letter” to the Company’s Board of Directors dated October 24, 2017.

The full text follows herein:

October 25, 2017

TAC Capital LLC
One Momentum Boulevard
Suite 1000
College Station, Texas 77845
Attention: Donald A. Adam

Re: Open Letter Dated October 24, 2017

Dear Donald:

We are responding to your “open letter”, dated October 24, 2017, addressed to the Board of Directors of Brio Bravo Restaurant Group (“BBRG”), but communicated publicly by means of a press release. While we believe that a continuation of our private dialogue would have been more productive, since you have chosen the press release route, we believe it is appropriate to respond in kind so that there is a more complete body of information that is publicly available.

As you know, the BBRG Board has engaged with you, shared with you our strategic plan, solicited your input and, most significantly, offered to add three of your designees to the Board, constituting 30% of the Board, which represents approximately double your ownership level. It is unfortunate that you have rejected the opportunity to work collaboratively to build BBRG and grow shareholder value.

Our Board continues to be open to shareholder input and dedicated to the goal of acting in the best interests of BBRG and its shareholders.  Consistent with that approach, the Board will consider the suggestions you have made and take or recommend to shareholders those actions that we believe further these goals.

Sincerely,

The Board of Directors of
Bravo Brio Restaurant Group, Inc.

About Bravo Brio Restaurant Group, Inc.

Bravo Brio Restaurant Group, Inc. is a leading owner and operator of two distinct Italian restaurant brands, BRAVO! Cucina Italiana and BRIO Tuscan Grille. BBRG has positioned its brands as multifaceted culinary destinations that deliver the ambiance, design elements and food quality reminiscent of fine dining restaurants at a value typically offered by casual dining establishments, a combination known as the upscale affordable dining segment. Each of BBRG's brands provides its guests with a fine dining experience and value by serving affordable cuisine prepared using fresh flavorful ingredients and authentic Italian cooking methods, combined with attentive service in an attractive, lively atmosphere. BBRG strives to be the best Italian restaurant company in America and is focused on providing its guests an excellent dining experience through consistency of execution.

Forward-Looking Statements

Some of the statements in this release contain forward-looking statements, which involve risks and uncertainties. These statements relate to future events or Bravo Brio Restaurant Group, Inc.'s future financial performance. The Company has attempted to identify forward-looking statements by terminology including “anticipates,” “believes,” “can,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “should” or “will” or the negative of these terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties, and other factors, including those discussed under the heading “Risk Factors” in the Annual Report on Form 10-K filed by the Company with the Securities and Exchange Commission on March 6, 2017.

Although Bravo Brio Restaurant Group, Inc. believes that the expectations reflected in the forward-looking statements are reasonable based on its current knowledge of the business and operations, it cannot guarantee future results, levels of activity, performance or achievements. The Company assumes no obligation to provide revisions to any forward-looking statements should circumstances change.

Contacts:
Investor Relations
Raphael Gross
(203) 682-8200

Media Relations
Phil Denning / John McKenna
(203) 682-8200